Contacts: Gary C. Forcum, Chairman of the Board Pacific Financial Corporation 360.537.4061	News Release

Kristi Gundersen Appointed to Pacific Financial Corporation Board of Directors

ABERDEEN, WA – January, 26, 2015 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today announced that Kristi Gundersen has been appointed to its Board of Directors and the Board of Directors of Bank of the Pacific. She will begin serving her initial one-year term on February 18, 2015.

Kristi Gundersen is a partner of Knutzen Farms, LP, a family-owned business founded in 1894 and headquartered in Washington’s Skagit Valley. Gundersen serves as the Chief Financial Officer and heads up the Sales Division for Knutzen Farms. This diversified agribusiness produces a variety of potatoes, as well as wheat, barley and grass and is operated by the fifth and sixth generations of the Knutzen family.

“Kristi brings many years of outstanding service and expertise in both finance and marketing to our organization,” said Gary C. Forcum, Chairman of the Board. “Her extensive leadership skills complement the experience of our other board members. She is passionate about customer service and believes this is a key component to a successful business.”

Ms. Gundersen has received wide recognition in her field. She is an advisor to the USDA Farm Service Agency and is a member of the board for the United States Potato Board. She is also a member of Kappa Kappa Gamma sorority. She is a past President of the Venture Club of Burlington and was awarded the Venturist of the Year in 2002. Ms. Gundersen earned her Bachelor of Science in Economics at Washington State University and was awarded the WSU Outstanding Home Economist in 1983. She is married with two grown children.

ABOUT PACIFIC FINANCIAL CORPORATION

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of September 30, 2014, the Company had total assets of $715.7 million and operated 18 branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit, Clark and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon as well as one office in Marion County, Oregon. The Company also operates loan production offices in the communities of Dupont and Burlington in Washington State. Visit the Company's website at www.bankofthepacific.com. Member FDIC

Transmitted on GlobeNewswire on January 26, 2015, at ____a.m. Pacific Time.